UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2026

EverQuote, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38549	26-3101161
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

141 Portland Street
Cambridge, Massachusetts		02139
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (855) 522-3444

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 par value per share	EVER	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 21, 2026, EverQuote, Inc. (the “Company”) and its wholly-owned subsidiary, Batnac, LLC (“Batnac”), entered into a Second Amendment to Credit Agreement (the “Second Amendment”) with Western Alliance Bank, in its capacity as administrative agent and collateral agent for the Lenders (the “Agent”), and Western Alliance Bank, as a Lender, an Issuing Lender and the Swingline Lender (in such capacities, the “Lender”). The Second Amendment amends the Credit Agreement, dated as of August 1, 2025 (as previously amended, the “Credit Agreement”; the Credit Agreement, as amended by the Second Amendment, the “Amended Credit Agreement”), among the Company, the Agent, and the Lender.

Among other things, the Second Amendment amends the Credit Agreement to permit the Company to (i) repurchase, redeem or otherwise acquire shares of its capital stock, including its Class A common stock, par value $0.001 per share (the “Common Stock”), in an aggregate amount of up to $75 million and (ii) make certain investments in an aggregate amount of up to $15 million so long as no default or event of default exists at the time of, or would result from the making of, such investment. Each is subject to certain conditions and restrictions as set forth in the Amended Credit Agreement.

Before the Second Amendment, on August 3, 2026, the Company entered into a Consent and First Amendment to Credit Agreement (the “First Amendment”) with the Agent and the Lender. Among other things, the First Amendment (i) joined Batnac as an Additional Borrower and a Loan Party under the Credit Agreement, and (ii) made certain amendments to permit certain additional investments and indebtedness of the Company and Batnac.

The foregoing descriptions of the First Amendment and the Second Amendment do not purport to be complete. They are subject to, and qualified in their entirety by reference to, the full text of the First Amendment and the Second Amendment, filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference. Inclusion of the description of the First Amendment herein is not an admission of materiality.

Item 7.01 Regulation FD Disclosure.

On October 21, 2026, the Company issued a press release announcing the Repurchase Program described in Item 8.01 below. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. It shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, except as expressly set forth by specific reference in such filing.

Item 8.01 Other Events.

On October 21, 2026, the Board of Directors authorized a share repurchase program (the “Repurchase Program”). The Repurchase Program allows the Company to repurchase up to $50 million of its outstanding Common Stock. Under the Repurchase Program, the Company may repurchase shares from time to time through open market purchases, privately negotiated transactions, or other means. Repurchases may be made in compliance with Rule 10b-18 under the Exchange Act, and may include purchases under trading plans adopted under Rule 10b5-1 of the Exchange Act. The timing, manner, price and amount of any repurchases will depend on market conditions, the Common Stock trading price, applicable legal requirements, the terms of the Amended Credit Agreement and other factors. The Repurchase Program has no expiration date. It does not obligate the Company to acquire any particular amount of Common Stock, and the Company may modify, suspend or terminate it at any time without prior notice.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about the Repurchase Program, including the amount, timing and manner of any repurchases. Actual results may differ materially due to risks and uncertainties, including market conditions, the Company’s stock price, the Company’s liquidity and capital needs, restrictions under the Amended Credit Agreement, and the factors described under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date of this report. The Company undertakes no obligation to update them, except as required by law.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1*

Consent and First Amendment to Credit Agreement, dated as of August 3, 2026, by and among EverQuote, Inc. and Batnac, LLC, collectively, as Borrower, Western Alliance Bank, as Agent, and Western Alliance Bank, as a Lender, an Issuing Lender and the Swingline Lender.

10.2*

Second Amendment to Credit Agreement, dated as of October 21, 2026, by and among EverQuote, Inc. and Batnac, LLC, collectively, as Borrower, Western Alliance Bank, as Agent, and Western Alliance Bank, as a Lender, an Issuing Lender and the Swingline Lender.

99.1	Press release issued by EverQuote, Inc. on October 21, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERQUOTE, INC.

Date:	October 21, 2026	By:	/s/ Jon Ayotte
Jon Ayotte, Chief Accounting Officer